Exhibit 6.12

For U.S. Investors:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THESE SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A) TO THE COMPANY, (B) OUTSIDE THE UNITED STATES IN COMPLIANCE WITH RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (C) IN COMPLIANCE WITH RULE 144 OR 144A THEREUNDER, IF AVAILABLE, AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS, (D) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT, OR (E) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAWS, AND THE HOLDER HAS, PRIOR TO SUCH SALE, FURNISHED TO THE COMPANY AN OPINION OF COUNSEL OR OTHER EVIDENCE OF EXEMPTION, IN EITHER CASE REASONABLY SATISFACTORY TO THE COMPANY. HEDGING TRANSACTIONS INVOLVING THESE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.

For Non-U.S. Investors:

THESE SECURITIES WERE ISSUED IN AN OFFSHORE TRANSACTION TO PERSONS WHO ARE NOT U.S. PERSONS (AS DEFINED IN REGULATION S) PURSUANT TO REGULATION S PROMULGATED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). ACCORDINGLY, NONE OF THE SECURITIES REPRESENTED HEREBY HAVE BEEN REGISTERED UNDER THE SECURITIES ACT, OR ANY U.S. STATE SECURITIES LAWS, AND, UNLESS SO REGISTERED, NONE MAY BE OFFERED OR SOLD IN THE UNITED STATES OR, DIRECTLY OR INDIRECTLY, TO U.S. PERSONS EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, AND IN EACH CASE ONLY IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. IN ADDITION, HEDGING TRANSACTIONS INVOLVING THE SECURITIES MAY NOT BE CONDUCTED UNLESS IN ACCORDANCE WITH THE SECURITIES ACT.

10.00% SENIOR SECURED PROMISSORY NOTE

ENERGY HUNTER RESOURCES, INC.

DUE SEPTEMBER 1, 2017

Original Issue Date: March 31, 2017	US$3,000,000

This 10.00% Senior Secured Promissory Note (the “Note”) is one of a series of duly authorized and issued promissory notes (the “Notes”) of ENERGY HUNTER RESOURCES, INC., a Delaware corporation (the “Company”), designated as its Spring 2017 10.00% Senior Secured Promissory Note. This Note has been issued in accordance with exemptions from registration under the Securities Act pursuant to a Subscription Agreement dated March 24, 2017 (the “Subscription Agreement”) between the Company and the Holder (as defined below). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Subscription Agreement.

Article I.

Section 1.01          Principal and Interest.

(a)           FOR VALUE RECEIVED, the Company hereby promises to pay to the order of SATELLITE OVERSEAS (HOLDINGS) LIMITED (together with its permitted assigns, the “Holder”), in lawful money of the United States of America and in immediately available funds of up to the principal sum of Three Million Dollars (US$3,000,000) (the “Maximum Principal Amount”), or such lesser amount if the aggregate principal amount drawn under Section 1.01(c) is less than three million dollars (the “Total Principal Drawn”), on September 1, 2017 (the “Maturity Date”).  In the event that any indebtedness under this Note remains outstanding on the Maturity Date, then all outstanding indebtedness under this Note shall, at the option of Holder, either (1) become immediately due and payable on such date, or (2) convert on such date into shares of Common Stock or Other Equity Securities (as defined below) at a conversion price equal to the Conversion Price (as defined below) on such date.

(b)           The Company further promises to pay interest on the unpaid Total Principal Drawn of this Note at a rate per annum equal to ten percent (10.00%) commencing to accrue on the date hereof and payable on the Maturity Date. Interest will be computed on the basis of a 360-day year of twelve 30-day months for the actual number of days elapsed.

(c)           The Company will be permitted to draw up to the Maximum Principal Amount subject to the following limitations:

i.	Up to One Million Dollars (US$1,000,000) in Total Principal Drawn may be drawn on or after March 31, 2017;

ii.	Up to Two Million Dollars (US$2,000,000) in Total Principal Drawn, including any amounts previously drawn hereunder, may be drawn on or after April 28, 2017; and

iii.	Up to Three Million Dollars (US$3,000,000) in Total Principal Drawn, including any amounts previously drawn hereunder, may be drawn on or after May 30, 2017.

In no event shall the Total Principal Drawn exceed the Maximum Principal Amount.  The Company shall not be permitted to draw any undrawn amounts after June 30, 2017.  The date and amount of each draw of principal shall be recorded on Schedule 1 hereto.  The Company shall be limited to three draws of principal under this Section 1.01(c) up to the Maximum Principal Amount.

(d)           From and after the occurrence, and during the continuance, of an Event of Default (as defined herein), the interest rate shall be increased to twelve percent (12%) per annum. In the event that such Event of Default is subsequently cured, the adjustment referred to in the preceding sentence shall cease to be effective as of the date of such cure; provided, however, that the interest, as calculated at such increased rate during the continuance of such Event of Default, shall continue to apply to the extent relating to the days after the occurrence of such Event of Default through and including the date of cure of such Event of Default.

(e)           At the Holder’s option, subject to the limitations set forth herein, principal and interest hereunder may be payable in shares of common stock of the Company (the “Common Stock”) or Other Equity Securities (as defined below).

Section 1.02          Acceleration Following a Qualified Offering or Non-Qualified Offering.  The Maturity Date of this Note is subject to acceleration in the event that the Company completes (i) an offering in which the Company receives at least $35,000,000 of gross proceeds from the sale of Company equity securities or Company securities convertible into or exercisable for equity securities (an “Equity or Equity Equivalent Offering”), or (ii) an alternative financing transaction (“Alternative Financing”) not constituting an Equity or Equity Equivalent Offering including, but not limited to, transactions involving a business combination, a debt financing, an asset sale or any other financing transaction which, directly or indirectly, increases the Company’s cash and cash equivalent assets by not less than a gross amount of $35,000,000. An Equity or Equity Equivalent Financing and an Alternative Financing are hereafter referred to collectively as a “Qualified Offering”.  For the avoidance of doubt, a transaction that triggers the liquidation preference under Section 1.04 of the Note will not also trigger acceleration under this Section 1.02.

At the closing of a Qualified Offering, all outstanding principal and accrued and unpaid interest then due on this Note will become immediately due and payable. In the event of an Equity or Equity Equivalent Offering, such principal and interest will be payable, at the discretion of the Holder in such proportions as the Holder may determine, in cash or shares of Common Stock or of securities sold in the Equity or Equity Equivalent Offering (“Other Equity Securities”).  To the extent that the Holder elects to have a portion of the principal and interest paid in shares of Common Stock or Other Equity Securities, such amount shall be in an increment of $100,000.  Payments being made in Common Stock or Other Equity Securities will, in the event of an Equity or Equity Equivalent Offering, be made based upon a valuation per share equal to 75% of the Conversion Price. “Conversion Price” means (1) with respect to Common Stock, the gross price per share of the Common Stock sold in the Equity or Equity Equivalent Offering or, if none, $5.80, (2) with respect to Other Equity Securities, the price per share at which such securities are sold in the Equity or Equity Equivalent Offering, or (3) with respect to an Alternative Financing resulting in a Sale of the Company (as defined below) the valuation per share of common stock at which the Sale of Company will be consummated.  Notwithstanding the foregoing, if at the Maturity Date definitive documentation for the Sale of the Company has been executed but closing has not yet occurred, then the Conversion Price shall be calculated pursuant to clause (3) should Holder elect payment of principal and interest in Common Stock.

Section 1.03           Absolute Obligation/Ranking.

(a)            This Note is a direct debt obligation of the Company. Except as expressly provided herein, no provision of this Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, and interest on, this Note at the time, place, and rate, and in the coin or currency, herein prescribed.

(b)            This Note ranks pari passu with all other Notes now or hereafter issued pursuant to the Subscription Agreement. Except as expressly provided herein, or unless waived by the holders of a majority of the aggregate outstanding principal amount of the Notes, and all other Notes now or hereafter issued pursuant to the Subscription Agreement, rank senior to all existing indebtedness of the Company, and will rank senior to all future indebtedness of the Company except for trade payables and accrued liabilities incurred in the ordinary course of business consistent with past practices. The Company presently has no outstanding debt instruments or notes and no third party consents to subordinate outstanding debt are required.

Section 1.04           Sale of the Company.  In the event of a sale of the Company during the term of this Note (including a merger (whether or not the Company is the surviving entity), acquisition, tender offer for a majority of the shares of the Company’s outstanding common stock, or sale or exclusive license of all or substantially all of the assets of the Company) (a “Sale of the Company”), at the closing of such Sale of the Company, at the option of Holder, Holder will be entitled to (1) receive an amount equal to the principal amount of, and any accrued and unpaid interest on, the Note or (2) convert the principal amount of, and any accrued and unpaid interest on, the Note into Common Stock at a price per share equal to 75% of the Conversion Price, effective as of immediately prior to such Sale of the Company.

Section 1.05           Pre-Payment.  The Company may prepay all or any portion of the principal amount of this Note upon 15 days written notice, during which period Holder may elect to convert the Note in accordance with Section 1.02(c).

Section 1.06           Different Denominations; Transfer.

(a)            This Note is exchangeable for an equal aggregate principal amount of Notes of different authorized denominations, as requested by the Holder surrendering the same.  No service charge will be made for such registration of transfer or exchange.

(b)            This Note may be offered, sold, assigned or transferred by the Holder without the consent of the Company, provided that the provisions of the Subscription Agreement are complied with in all respects; provided, further that this Note may not be transferred in increments of less than $25,000 without the prior written consent of the Company, which consent shall not be unreasonably withheld, unless the entire principal amount is being transferred.

Section 1.07           Reliance on Note Register.  Prior to due presentment to the Company for permitted transfer or payment of this Note, the Company and any agent of the Company may treat the person in whose name this Note is duly registered on the Note Register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Note is overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

Section 1.08           Paying Agent and Registrar.  Initially, the Company will act as paying agent and registrar.  The Company may change any paying agent, registrar, or Company-registrar by giving the Holder not less than ten (10) business days’ written notice of its election to do so, specifying the name, address, telephone number and facsimile number of the paying agent or registrar.  Upon an assignment of the Note to the Company, the Company may act as paying agent and registrar without regard to the notice provision provided above.

Section 1.09           Investment Representations.  This Note has been issued subject to certain investment representations of the original Holder set forth in the Subscription Agreement and may be transferred or exchanged only in compliance with the Subscription Agreement and applicable federal and state securities laws and regulations.

Section 1.10           Security; Other Rights.

(a)           The obligations of the Company to the Holder under this Note shall be secured by, and the Company hereby grants to the Holder, a perfected first priority security interest in a working interest to fully participate in fifty percent (50%) of the profits from all oil and gas produced from the well being drilled in the area specified on the plat attached hereto as Exhibit B as more fully set forth in the Deed of Trust, dated March 24, 2017 (the “Deed of Trust”) among the Company, the Holder, and [trustee].

(b)           In addition to the rights and remedies given it by this Note, the Deed of Trust, and the Subscription Agreement, the Holder shall have all those rights and remedies allowed by applicable laws.  The rights and remedies of the Holder are cumulative and recourse to one or more right or remedy shall not constitute a waiver of the others.

Section 1.11           Reservation of Common Stock and Other Equity Securities.  In the event that principal and/or interest on this Note becomes payable in Common Stock or Other Equity Securities, but in any case prior to the Maturity Date, the Company shall reserve and keep available out of its authorized but unissued shares of Common Stock and Other Equity Securities, solely for such purpose, that number of shares of Common Stock or Other Equity Securities equal to the number of shares issuable for such purpose.

Article II.

Section 2.01           Events of Default.  Each of the following events shall constitute a default under this Note (each an “Event of Default”):

(a)            failure by the Company to pay any principal amount or interest when due hereunder within five (5) business days of the date such payment is due;

(b)           the Company or any subsidiary of the Company shall: (i) make a general assignment for the benefit of its creditors; (ii) apply for or consent to the appointment of a receiver, trustee, assignee, custodian, sequestrator, liquidator or similar official for itself or any of its assets and properties; (iii) commence a voluntary case for relief as a debtor under the United States Bankruptcy Code; (iv) file with or otherwise submit to any governmental authority any petition, answer or other document seeking: (A) reorganization, (B) an arrangement with creditors or (C) to take advantage of any other present or future applicable law respecting bankruptcy, reorganization, insolvency, readjustment of debts, relief of debtors, dissolution or liquidation; (v) file or otherwise submit any answer or other document admitting or failing to contest the material allegations of a petition or other document filed or otherwise submitted against it in any proceeding under any such applicable law, or (vi) be adjudicated a bankrupt or insolvent by a court of competent jurisdiction;

(c)            any case, proceeding or other action shall be commenced against the Company or any subsidiary of the Company for the purpose of effecting, or an order, judgment or decree shall be entered by any court of competent jurisdiction approving (in whole or in part) anything specified in Section 2.01(b) hereof, or any receiver, trustee, assignee, custodian, sequestrator, liquidator or other official shall be appointed with respect to the Company, or shall be appointed to take or shall otherwise acquire possession or control of all or a substantial part of the assets and properties of the Company, and any of the foregoing shall continue unstayed and in effect for any period of sixty (60) days;

(d)           any material breach by the Company of any of its representations or warranties contained in this Note, the Subscription Agreement or the Deed of Trust which is not cured within fifteen (15) days after receipt of written notice thereof; or

(e)           any material default other than a payment default, whether in whole or in part, shall occur in the due observance or performance of any obligations or other covenants, terms or provisions to be performed by the Company under this Note which is not cured within fifteen (15) days after receipt of written notice thereof.

The cure period referenced in (d) and (e) above shall not apply to Events of Default which are not capable of being cured and to breaches of negative covenants.

(f)            any event of default by the Company or any subsidiary under the Deed of Trust shall have occurred and be continuing beyond all grace and/or cure periods, or the Deed of Trust shall fail to remain in full force and effect prior to payment in full of all amounts payable under this Note or any action shall be taken by the Company to discontinue, amend, modify or limit the Deed of Trust or assert the invalidity thereof prior to payment in full of all amounts payable under this Note.

Section 2.02           If any Event of Default occurs, the full principal amount of this Note, together with interest and any other amounts due and owing in respect thereof, to the date of the Event of Default shall become, at the Holder’s election, immediately due and payable.  In all events, interest shall accrue through the date of payment. Payments on this Note to be made, at the election of the Holder, be made in cash or Common Stock of the Company. Payments to be made in Common Stock of the Company pursuant to this Section 2.02 shall be made in the same manner as payments to be made in Common Stock following an Equity or Equity Equivalent Offering. If a Qualified Offering takes place at any time after an Event of Default, but prior to the Holder’s election to declare the full principal amount of this Note, together with interest and any other amounts due and owing in respect thereof due and payable or any time prior to the Company’s payment of the full principal amount of this Note, together with interest and any other amounts due and owing in respect thereof  following Holder’s election to declare such due and payable, Holder will retain all of the rights set forth in Section 1.02 hereof. The Holder need not provide, and the Company hereby waives, any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law.  Such declaration may be rescinded and annulled by the Holder at any time prior to payment hereunder and the Holder shall have all rights as a Note holder until such time, if any, as the full payment under this Section shall have been received by it. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

Article III.

Section 3.01           Negative Covenants.  So long as this Note shall remain in effect and until all outstanding principal and interest and all fees and all other expenses or amounts payable under this Note and the Subscription Agreement have been paid in full, unless the holders of a majority of the aggregate unpaid principal amount of the Notes acting as a single group shall otherwise consent in writing (such consent not to be unreasonably withheld), the Company shall not:

(a)           Senior or Pari Passu Indebtedness.  Incur, create, assume, guaranty or permit to exist any indebtedness that ranks senior in priority to, or pari passu with, the obligations under this Note and the Subscription Agreement (other than trade payables and accrued liabilities incurred in the ordinary course of business consistent with past practices).

(b)           Liens.  Create, incur, assume or permit to exist any lien on any Collateral (as such term is defined in the Deed of Trust) now owned or hereafter acquired and owned by it or on any income or revenues or rights in respect thereof, except:

(i)           liens on Collateral of the Company existing on the date hereof and set forth on Schedule A attached hereto, provided that such liens shall secure only those obligations which they secure on the date hereof;

(ii)          any lien created under this Note or the Deed of Trust;

(iii)         any lien existing on any Collateral prior to the acquisition thereof by the Company, provided that

1)	such lien is not created in contemplation of or in connection with such acquisition and

2)	such lien does not apply to any other property or assets of the Company;

(iv)        liens for taxes, assessments and governmental charges; and

(v)         any lien created by operation of law, such as materialmen's liens, mechanics' liens and other similar liens, arising in the ordinary course of business with respect to a liability that is not yet due or delinquent or that are being contested in good faith by appropriate proceedings,

(vi)        liens (A) upon or in any equipment acquired or held by the Company to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition or lease of such equipment, or (B) existing on such equipment at the time of its acquisition, provided that the lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment; and

(vii)       liens arising out of judgments or awards (other than any judgment that constitutes an Event of Default hereunder) in respect of which the Company shall in good faith be prosecuting an appeal or proceedings for review and in respect of which it shall have secured a subsisting stay of execution pending such appeal or proceedings for review, provided the Company shall have set aside on its books adequate reserves with respect to such judgment or award.

(c)           Dividends and Distributions. Declare or pay, directly or indirectly, any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any shares of its capital stock or directly or indirectly redeem, purchase, retire or otherwise acquire for value any shares of any class of its capital stock or set aside any amount for any such purpose.

(d)           Limitation on Certain Payments and Prepayments.

(i)           Pay in cash any amount in respect of any indebtedness or preferred stock that may at the obligor’s option be paid in kind or in other securities; or

(ii)          Optionally prepay, repurchase or redeem or otherwise defease or segregate funds with respect to any indebtedness of the Company, other than indebtedness under this Note or the Subscription Agreement. For avoidance of doubt, nothing in the Section shall be deemed to prevent or limit the Company from paying accounts payable and accrued liabilities.

(a)            Amendments. Amend, modify or limit any terms of this Note or the Deed of Trust or assert the invalidity of this Note or the Deed of Trust.

Article IV.

Section 4.01           Representations of the Company.  All of the representations and warranties of the Company contained in the Subscription Agreement to which the Company is a party are incorporated by reference herein.

Section 4.02           Representations of the Holder.  All of the representations and warranties of the Holder contained in the Subscription Agreement to which the Holder is a party are incorporated by reference herein.

Article V.

Section 5.01           Notice.  All notice and other communications hereunder which are required or permitted under this Note will be in writing and shall be deemed effectively given to a party by (a) the date of transmission if sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment if such notice or communication is delivered prior to 5:00 P.M., New York City time, on a business day, or the next business day after the date of transmission, if such notice or communication is delivered on a day that is not a business day or later than 5:00 P.M., New York City time, on any business day; (b) seven days after deposit with the United States Post Office, by certified mail, return receipt requested, first-class mail, postage prepaid; (c) on the date delivered, if delivered by hand or by messenger or overnight courier, addressee signature required (costs prepaid), to the addresses below or at such other address and/or to such other persons as shall have been furnished by the parties:

If to the Company:	Energy Hunter Resources, Inc.
PO Box 540308
Dallas, Texas 75354
Attention: Gary C. Evans, CEO

With a copy to (which shall	Duane Morris LLP
not constitute notice):	1037 Raymond Boulevard
Newark, NJ
Attention: Dean M. Colucci
Telephone: 973-424-2020

If to the Holder:	To the Holder’s address set forth on the Signature Page to the Subscription Agreement

Section 5.02           Governing Law; Jurisdiction.  All questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof.  Each party agrees that any legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Note (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) may be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan (the “New York Courts”). Each party hereto hereby irrevocably submits to the jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of this Note), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, or such New York Courts are improper or inconvenient venue for such proceeding.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing herein shall affect the right of the Holder to commence legal proceedings or otherwise proceed against the Company in any other jurisdiction.

Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Note or the transactions contemplated hereby.  If either party shall commence an action or proceeding to enforce any provisions of this Note, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorney’s fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

Section 5.03           Severability.  The invalidity of any of the provisions of this Note shall not invalidate or otherwise affect any of the other provisions of this Note, which shall remain in full force and effect.

Section 5.04           Entire Agreement and Amendments.  This Note together with the Subscription Agreement and Deed of Trust represents the entire agreement between the parties hereto with respect to the subject matter hereof and there are no representations, warranties or commitments, except as set forth herein. This Note may be amended only by an instrument in writing executed by the Company and persons holding at least a majority of the principal amount of the Notes.

Section 5.05           Cancellation.  After all principal, accrued  interest and other amounts at any time owed on this Note has been paid in full, this Note shall automatically be deemed canceled, shall be surrendered to the Company for cancellation and shall not be reissued.

Section 5.06           Lost, Stolen, Destroyed or Mutilated Notes.  In case the Note shall be mutilated, lost, stolen or destroyed, the Company shall issue a new Note of like date, tenor and denomination and deliver the same in exchange and substitution for and upon surrender and cancellation of any mutilated Note, or in lieu of any Note lost, stolen or destroyed, upon receipt of evidence satisfactory to the Company of the loss, theft or destruction of such Note or a sworn affidavit with respect thereto.

Section 5.07           Construction; Headings.  The headings of this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note.

Section 5.08           Payment of Collection, Enforcement and Other Costs.  If (a) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note or (b) there occurs any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors’ rights and involving a claim under this Note, then the Company shall pay the costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, but not limited to, attorneys’ fees and disbursements.

Section 5.09           Waiver of Notice.  To the extent permitted by law, the Company hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note, the Subscription Agreement and the Deed of Trust.

Section 5.10           The Company hereby covenants and agrees that the Company will not, by amendment of its Certificate of Incorporation, Bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, and will at all times in good faith carry out all of the provisions of this Note and take all action as may be required to protect the rights of the Holder of this Note. Without limiting the generality of the foregoing, the Company (i) shall not increase the par value of any shares of Common Stock receivable upon satisfaction of this Note above the price then in effect, (ii) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the satisfaction of this Note.

IN WITNESS WHEREOF, with the intent to be legally bound hereby, the Company as executed this Note as of the date first written above.

ENERGY HUNTER RESOURCES, INC.

By:	/s/ Gary C. Evans
Name:	Gary C. Evans
Title:	Chairman & CEO

ACKNOWLEDGED AND AGREED:

SATELLITE OVERSEAS (HOLDINGS) LIMITED

By:	/s/ Rajiv I. Modi
Name:	Rajiv I. Modi
Title:	Director

SCHEDULE A

Existing Liens

None